Exhibit 10.1

FIRST AMENDMENT TO

PLUMAS BANK

DIRECTOR RETIREMENT AGREEMENT

Steven M. Coldani

WHEREAS, The Plumas Bank (hereinafter referred to as “Company”) established the Plumas Bank Director Retirement Agreement (hereinafter referred to as “Agreement”) for a select group of Company directors representing a select group of management; and

WHEREAS, the Agreement provides for the participation of Steven M. Coldani (hereinafter referred to as "Director") effective as of November 1, 2016; and

WHEREAS, the Agreement provides certain benefits to the Director in the form of supplemental retirement deferred compensation payments which commence upon the certain events; and

WHEREAS, the Company now wishes to amend the Agreement to modify the Agreement which is in line with the desires of the Company and the associated Company's Board of Directors as it relates to the benefit provided for within the Agreement; and

WHEREAS, Article 8, Amendments and Termination, Section 8.1, Amendments, of the Agreement provides the Company with the authority to amend and modify the Agreement with the consent of the Director, as evidenced by the Director’s signature below; and

WHEREAS, it is the intent of the Company to amend the Agreement pursuant to the authority granted therein.

NOW THEREFORE, the Company does hereby amend the Agreement as follows:

1.	Section 2.1.1 Amount of Benefit is deleted in its entirety and replaced with the following:

2.1.1         Amount of Benefit. The monthly vested benefit under this Section 2.1 is as follows:

Year ending	Monthly Benefit
10/31/17	$96.84
10/31/18	$181.71
10/31/19	$262.44
10/31/20	$339.25
10/31/21	$412.31
10/31/22	$481.82
10/31/23	$821.93
10/31/24	$916.29
10/31/25	$1,006.07
10/31/26	$1,091.46
10/31/27	$1,172.70
15 years of Service 11/30/28	$1,250.00

2.	Section 2.3.1 Amount of Benefit is deleted in its entirety and replaced with the following:

2.3.1         Amount of Benefit. The monthly benefit under this Section 2.3 is $1,250.00 per month.

3.	Article 3, Distribution at Death is deleted in its entirety and replaced with the following:

Article 3

Distribution at Death

3.1         Death During Active Service. If the Director dies while in the active service of the Company, the Company shall distribute to the Beneficiary the death benefit in a lump sum equal to the Accrual Balance (or remaining Accrual Balance, as applicable) at the time of Director’s death within thirty (30) days of the Director’s death.

3.2         Death During Distribution of a Benefit. If the Director dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Company shall distribute to the Beneficiary a death benefit in a lump sum equal to the Accrual Balance (or remaining Accrual Balance, as applicable) at the time of Director’s death within thirty (30) days of the Director’s death.

3.3         Death After Separation from Service But Before Benefit Distributions Commence. If the Director is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Company shall distribute to the Beneficiary the death benefit in a lump sum equal to the Accrual Balance (or remaining Accrual Balance, as applicable) at the time of Director’s death within thirty (30) days of the Director’s death.

4.	All other provisions of the Agreement shall remain in full force and in effect as presently written.

IN WITNESS WHEREOF, the Bank has executed an original on the 17th day of May, 2023, to be effective as of the first day of January, 2023.

Plumas Bank

By: /s/ Andrew J. Ryback

Title: President & CEO

Date: May 17, 2023

Steven M. Coldani

By: /s/Steven M. Coldani

Title: Director

Date: May 17, 2023